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Exhibit 12.1

TE CONNECTIVITY LTD.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth information regarding our ratio of earnings to fixed charges for the periods shown:

	Fiscal
	2013	2012	2011	2010	2009
	($ in millions)
Earnings:
Income (loss) from continuing operations before income taxes	$1,248	$1,415	$1,575	$1,494	$(3,719)
Add:
Fixed charges	165	209	194	185	197
Amortization of capitalized interest	—	—	—	—	4
Less:
Capitalized interest	—	—	—	—	(1)

	$1,413	$1,624	$1,769	$1,679	$(3,519)

Fixed Charges:
Interest expensed and capitalized, and amortized premiums, discounts, and capitalized expenses related to indebtedness	$142	$176	$161	$155	$165
Interest component of rental expense	23	33	33	30	32

	$165	$209	$194	$185	$197

Ratio of Earnings to Fixed Charges	8.56	7.77	9.12	9.08	— (1)

(1)
For the fiscal year ended 2009, fixed charges exceeded earnings by $3,716 million.

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  Exhibit 12.1
TE CONNECTIVITY LTD. COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES